Exhibit 99.1

July 19, 2017	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242 kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Second Quarter Earnings of
$1.14 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Second Quarter and First Half of 2017:

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Significant Unusual Income or Expense Items:  During the three months ended June 30, 2017, the Company recorded the following unusual items. In June 2017, the Company finalized an agreement with the FDIC to terminate the loss sharing agreements for Inter Savings Bank. The Company recorded a pre-tax gain on the termination (net of associated costs) of $7.5 million, which is included in the Consolidated Statements of Income under "Noninterest Income – Accretion (amortization) of income related to business acquisitions." For further discussion of the loss sharing agreement termination, see "Loss Sharing Agreements." FHLB advances totaling $31.4 million were repaid prior to maturity resulting in prepayment penalties of $340,000, which is included in the Consolidated Statements of Income under "Noninterest Expense – Other operating expenses." The Company sold and otherwise disposed of fixed assets at a net loss of $136,000, which is included in the Consolidated Statements of Income under "Noninterest Income – Other income."

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Total Loans:  Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $126.9 million, or 3.1%, from December 31, 2016, to June 30, 2017.  This increase was primarily in construction loans, commercial real estate loans and other residential (multi-family) real estate loans.  These increases were partially offset by decreases in consumer loans and one- to four-family residential loans.  The FDIC-acquired loan portfolios had net decreases totaling $40.0 million during the six months ended June 30, 2017.  Outstanding loans receivable balances increased $12.9 million, from $3.76 billion at December 31, 2016 to $3.77 billion at June 30, 2017, and increased $45.2 million, from $3.73 billion at March 31, 2017.

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Asset Quality:  Non-performing assets and potential problem loans, excluding those previously covered by FDIC loss sharing agreements and those acquired in the FDIC-assisted transaction with Valley Bank, which are accounted for and analyzed as loan pools rather than individual loans, totaled $37.2 million at June 30, 2017, a decrease of $9.1 million from $46.3 million at December 31, 2016 and a decrease of $8.8 million from $46.0 million at March 31, 2017.  Non-performing assets at June 30, 2017 were $35.0 million (0.79% of total assets), down $4.3 million from $39.3 million (0.86% of total assets) at December 31, 2016 and down $6.0 million from $41.0 million (0.92% of total assets) at March 31, 2017.

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Capital:  The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators.  On a preliminary basis, as of June 30, 2017, the Company's Tier 1 Leverage Ratio was 10.5%, Common Equity Tier 1 Capital Ratio was 10.4%, Tier 1 Capital Ratio was 10.9%, and Total Capital Ratio was 13.6%.
Net Interest Income: Net interest income for the second quarter of 2017 decreased $2.8 million to $37.9 million compared to $40.7 million for the second quarter of 2016.  Net interest income was $38.7 million for the first quarter of 2017.  Net interest margin was 3.68% for the quarter ended June 30, 2017, compared to 4.10% for the second quarter of 2016 and 3.78% for the quarter ended March 31, 2017.  The decrease in the margin from the prior year second quarter was primarily the result of a reduction in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools compared to the prior periods, partially offset by increased total average loans.  Increased average interest rates on deposits and other borrowings also contributed to lower net interest margin.  The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 12, 39 and 18 basis points for the quarters ended June 30, 2017, June 30, 2016, and March 31, 2017, respectively.  For further discussion of the additional yield accretion of the discount on acquired loan pools, see "Net Interest Income."

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended June 30, 2017, were $1.14 per diluted common share ($16.2 million available to common shareholders) compared to $0.89 per diluted common share ($12.5 million available to common shareholders) for the three months ended June 30, 2016.

Preliminary earnings for the six months ended June 30, 2017, were $1.95 per diluted common share ($27.7 million available to common shareholders) compared to $1.59 per diluted common share ($22.3 million available to common shareholders) for the six months ended June 30, 2016.

For the quarter ended June 30, 2017, annualized return on average common equity was 14.37%, annualized return on average assets was 1.45%, and annualized net interest margin was 3.68%, compared to 12.15%, 1.16% and 4.10%, respectively, for the quarter ended June 30, 2016.  For the six months ended June 30, 2017, annualized return on average common equity was 12.46%; annualized return on average assets was 1.24%; and net interest margin was 3.73% compared to 10.92%, 1.04% and 4.18%, respectively, for the six months ended June 30, 2016.

President and CEO Joseph W. Turner commented, "During the quarter, we were pleased to successfully complete an agreement with the FDIC to terminate the loss sharing agreements associated with the Bank's 2012 FDIC-assisted acquisition of Inter Savings Bank. Under the terms of this agreement, the FDIC paid $15.0 million to the Bank to settle all outstanding items related to the Inter Savings Bank loss sharing agreements, which resulted in a one-time pre-tax gain of $7.5 million (inclusive of some professional fees incurred related to the transaction).   With this agreement, all outstanding loss sharing agreements related to the Bank's four FDIC-assisted acquisitions from 2009 through 2012 have been terminated.

"Good loan production occurred in the second quarter, resulting in an increase in net outstanding loan balances of approximately $45 million from the end of the first quarter 2017. Loan production occurred in all of our major markets with increases primarily in commercial real estate, multi-family and construction loans. As expected, consumer lending, mainly in the indirect auto segment, declined in light of tightened underwriting standards implemented in the latter half of 2016. Outstanding consumer loan balances have declined $70 million (12.5%) in 2017."

Turner continued, "Our level of non-performing assets improved from the end of the first quarter of 2017.  Two large problem credit relationships were resolved during the quarter, which reduced non-performing assets by nearly $6 million.

"Expense control continues to be a major focus for the Company.  Total non-interest expenses were $28.4 million in the 2017 second quarter, despite non-recurring expense items (as described above)."

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net interest income	$37,901	$40,662	$76,602	$81,780
Provision for loan losses	1,950	2,300	4,200	4,401
Non-interest income	15,800	8,916	23,496	13,890
Non-interest expense	28,371	29,807	56,941	60,726
Provision for income taxes	7,204	4,937	11,262	8,216
Net income and net income available to common shareholders	$16,176	$12,534	$27,695	$22,327

Earnings per diluted common share	$1.14	$0.89	$1.95	$1.59

NET INTEREST INCOME

Net interest income for the second quarter of 2017 decreased $2.8 million to $37.9 million compared to $40.7 million for the second quarter of 2016.  Net interest margin was 3.68% in the second quarter of 2017, compared to 4.10% in the same period of 2016, a decrease of 42 basis points.  For the three months ended June 30, 2017, the net interest margin decreased 10 basis points compared to the net interest margin of 3.78% in the three months ended March 31, 2017.  The average interest rate spread was 3.53% for the three months ended June 30, 2017, compared to 3.99% for the three months ended June 30, 2016 and 3.63% for the three months ended March 31, 2017.

Net interest income for the six months ended June 30, 2017 decreased $5.2 million to $76.6 million compared to $81.8 million for the six months ended June 30, 2016.  Net interest margin was 3.73% in the six months ended June 30, 2017, compared to 4.18% in the same period of 2016, a decrease of 45 basis points.  The average interest rate spread was 3.58% for the six months ended June 30, 2017, compared to 4.08% for the six months ended June 30, 2016.

The Company's net interest margin has been positively impacted by significant additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates increased during the current and prior periods presented below, based on payment histories and reduced credit loss expectations. This resulted in increased income that has been spread, on a level-yield basis, over the remaining expected lives of the loan pools (and, therefore, has decreased over time). In the prior period, the increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC (to the extent such agreements were in place), which were recorded as indemnification assets, with such reductions amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever was shorter.  Additional estimated cash flows totaling approximately $-0- and $155,000 were recorded in the three and six months ended June 30, 2017, respectively, related to all of these loan pools.

The impact of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

	Three Months Ended
	June 30, 2017		June 30, 2016
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$1,282	12 bps	$3,858	39 bps
Non-interest income	—		(1,774)
Net impact to pre-tax income	$1,282		$2,084

	Six Months Ended
	June 30, 2017		June 30, 2016
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$3,262	16 bps	$9,240	47 bps
Non-interest income	(634)		(4,708)
Net impact to pre-tax income	$2,628		$4,532

Because these adjustments will be recognized generally over the remaining lives of the loan pools, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $3.2 million.  As there is no longer, nor will there be in the future, indemnification asset amortization related to Team Bank, Vantus Bank, Sun Security Bank or InterBank due to the termination or expiration of the related loss sharing agreements for those transactions, there is no remaining indemnification asset or related adjustments that will affect non-interest income (expense).  Of the remaining adjustments affecting interest income, we expect to recognize $1.2 million of interest income during the remainder of 2017.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin for the three and six months ended June 30, 2017, decreased 15 and 14 basis points, respectively, when compared to the year-ago periods.  The decrease in net interest margin is primarily due to the interest expense associated with the issuance of $75.0 million of subordinated notes in the third quarter of 2016 and an increase in the average interest rate on deposits and other borrowings.

For additional information on net interest income components, see the "Average Balances, Interest Rates and Yields" tables in this release.

NON-INTEREST INCOME

For the quarter ended June 30, 2017, non-interest income increased $6.9 million to $15.8 million when compared to the quarter ended June 30, 2016, primarily as a result of the following items:

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Gain on early termination of FDIC loss sharing agreement for Inter Savings Bank:  As discussed above, and as previously disclosed in the Company's news release dated June 9, 2017, the Company's loss sharing agreement with the FDIC related to Inter Savings Bank was terminated early and the Company received a payment of $15.0 million to settle all outstanding items related to the terminated agreement.  The Company recognized a one-time gross gain of $7.7 million related to the termination, which was recorded in the accretion of income related to business acquisitions line item of the consolidated statements of income during the three months ended June 30, 2017.

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Amortization of income related to business acquisitions:  Because of the termination of the loss sharing agreements, the net amortization expense related to business acquisitions was $-0- for the quarter ended June 30, 2017, compared to $1.6 million for the quarter ended June 30, 2016.

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Late charges and fees on loans:  Late charges and fees on loans increased $306,000 compared to the prior year quarter.  The increase was primarily due to fees on loan payoffs totaling $130,000 received on two loan relationships.

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Net realized gains on sales of available-for-sale securities:  During the 2016 quarter the Company sold an investment held by Bancorp for a gain of $2.7 million.  There were no gains on sales of investments in the current quarter.

For the six months ended June 30, 2017, non-interest income increased $9.6 million to $23.5 million when compared to the six months ended June 30, 2016, primarily as a result of the following items:

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Gain on early termination of FDIC loss sharing agreement for Inter Savings Bank:  As discussed above, and as previously disclosed in the Company's news release dated June 9, 2017, the Company's loss sharing agreement with the FDIC related to Inter Savings Bank was terminated early and the Company received a payment of $15.0 million to settle all outstanding items related to the terminated agreement.  The Company recognized a one-time gross gain of $7.7 million related to the termination, which was recorded in the accretion of income related to business acquisitions line item of the consolidated statements of income during the six months ended June 30, 2017.

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Amortization of income related to business acquisitions:  The net amortization expense related to business acquisitions was $489,000 for the six months ended June 30, 2017, compared to $4.9 million for the six months ended June 30, 2016.  The amortization expense for the six months ended June 30, 2017, consisted of the following items:  $507,000 of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios acquired from InterBank and $140,000 of amortization of the clawback liability. Partially offsetting the expense was income from the accretion of the discount related to the indemnification asset for the InterBank acquisition of $158,000.

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Late charges and fees on loans:  Late charges and fees on loans increased $607,000 compared to the prior year period.  The increase was primarily due to fees on loan payoffs totaling $632,000 received on four loan relationships.

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Other income:  Other income decreased $420,000 compared to the prior year period.  During the 2016 period, the Company recognized a $257,000 gain on the sale of the Thayer, Mo., branch and deposits and a $110,000 gain on the sale of the Buffalo, Mo., branch and deposits.  In addition, a gain of $238,000 was recognized on sales of fixed assets unrelated to the branch sales during the 2016 period.  There were no similar transactions during the 2017 period.

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Net realized gains on sales of available-for-sale securities:  During the 2016 period the Company sold an investment held by Bancorp for a gain of $2.7 million.  There were no gains on sales of investments in the current year period.

NON-INTEREST EXPENSE

For the quarter ended June 30, 2017, non-interest expense decreased $1.4 million to $28.4 million when compared to the quarter ended June 30, 2016, primarily as a result of the following items:

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Salaries and employee benefits:  Salaries and employee benefits decreased $748,000 from the prior year quarter.  In the 2016 period, compensation expense was still elevated due to the then-recent Fifth Third branch and deposit acquisition.  Subsequent to June 30, 2016, some of the employees related to those operations left the Company and many were not replaced.  In 2017, residential loan originations have been lower than in the prior year period, resulting in less incentive compensation for loan originators and staff.  The Company has also recently reorganized some staff functions in certain areas to operate more efficiently.  In addition, there are budgeted but unfilled positions in various areas of the Company that have resulted in lower compensation costs in some areas.

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Net occupancy and equipment expense:  Net occupancy expense decreased $354,000 in the quarter ended June 30, 2017 compared to the same quarter in 2016.  The decrease was primarily due to furniture, fixtures and equipment, and computer equipment which became fully depreciated during the past year resulting in less depreciation expense during the current year.

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Insurance expense:  Insurance expense decreased $284,000 in the quarter ended June 30, 2017 compared to the prior year quarter primarily due to a reduction in FDIC insurance premiums resulting from a change in the FDIC insurance assessment rates, which went into effect during the fourth quarter of 2016.  Because the FDIC's deposit insurance fund hit a predetermined threshold, deposit insurance rates for many banks, including ours, have been reduced.

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Partnership tax credit:  Partnership tax credit expense decreased $203,000 in the quarter ended June 30, 2017 compared to the same quarter in 2016.  The decrease was primarily due to the end of the amortization period for some of the Company's new market tax credits and the investment in those tax credits has been written off.

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Other operating expenses:  Other operating expenses increased $404,000 in the quarter ended June 30, 2017 compared to the same period in 2016.  This increase was primarily due to the $340,000 prepayment penalty incurred when FHLB advances totaling $31.4 million were repaid prior to maturity.

For the six months ended June 30, 2017, non-interest expense decreased $3.8 million to $56.9 million when compared to the six months ended June 30, 2016, primarily as a result of the following items:

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Fifth Third Bank branch acquisition expenses:  During the 2016 period, the Company incurred approximately $1.4 million of one-time expenses related to the acquisition of certain branches from Fifth Third Bank.  Those expenses included approximately $124,000 of compensation expense, approximately $385,000 of legal, audit and other professional fees expense, approximately $294,000 of computer license and support expense, approximately $436,000 in charges to replace former Fifth Third Bank customer checks with Great Southern Bank checks, and approximately $79,000 of travel, meals and other expenses related to the transaction.

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Salaries and employee benefits:  Salaries and employee benefits decreased $779,000 from the prior year period.  In the 2016 period, the Company incurred one-time acquisition related net salary and retention bonus and other compensation expenses paid as part of the Fifth Third branch transaction totaling $124,000.  Compensation expense also decreased for the reasons outlined in the second quarter discussion above.

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Net occupancy expense:  Net occupancy expense decreased $880,000 in the six months ended June 30, 2017 compared to the same period in 2016.  During 2016, the Company had one-time expenses as part of the acquisition of the Fifth Third banking centers of $279,000 and increased computer license and support costs of $247,000 with no similar expenses in the current year period.

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Expense on foreclosed assets:  Expense on foreclosed assets decreased $534,000 compared to the prior year period due to expenses and valuation write-downs of foreclosed assets during the 2016 period, primarily related to three properties, totaling approximately $978,000, partially offset by expenses and write-downs in the current year period.

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Insurance expense:  Insurance expense decreased $438,000 in the six months ended June 30, 2017 compared to the prior year period primarily due to a reduction in FDIC insurance premiums resulting from a change in the FDIC insurance assessment rates, which went into effect during the fourth quarter of 2016.  Because the FDIC's deposit insurance fund hit a predetermined threshold, deposit insurance rates for many banks, including ours, have been reduced.

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Partnership tax credit:  Partnership tax credit expense decreased $345,000 in the six months ended June 30, 2017 compared to the same period in 2016.  The decrease was primarily due to the end of the amortization period for some of the Company's new market tax credits and the investment in those tax credits has been written off.

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Legal, audit and other professional fees:  Legal, audit and other professional fees decreased $271,000 from the prior year period due to additional expenses in the 2016 period related to the Fifth Third transaction, as noted in the Fifth Third Bank branch acquisition expenses above.

The Company's efficiency ratio for the quarter ended June 30, 2017, was 52.83% compared to 60.12% for the same quarter in 2016.  The improvement in the ratio in the 2017 three month period was primarily due to the increase in non-interest income (significantly impacted by the gain on the termination of the loss sharing agreements for the Inter Savings Bank FDIC-assisted transaction) and the decrease in non-interest expense, partially offset by the decrease in net interest income.  The Company's ratio of non-interest expense to average assets decreased from 2.75% for the three months ended June 30, 2016, to 2.55% for the three months ended June 30, 2017.  The decrease in the current three month period ratio was due to the decrease in non-interest expense and the increase in average assets in the 2017 period compared to the 2016 period.  Average assets for the quarter ended June 30, 2017, increased $114.6 million, or 2.6%, from the quarter ended June 30, 2016, primarily due to organic loan growth, partially offset by decreases in investment securities and other interest-earning assets.  The Company's ratio of non-interest expense to average assets decreased from 2.84% for the six months ended June 30, 2016, to 2.55% for the six months ended June 30, 2017.  The decrease in the current six month period ratio was due to the decrease in non-interest expense and the increase in average assets in the 2017 period compared to the 2016 period.  Average assets for the six months ended June 30, 2017, increased $186.7 million, or 4.4%, from the six months ended June 30, 2016, primarily due to organic loan growth, partially offset by decreases in investment securities and other interest-earning assets.

INCOME TAXES

For the three months ended June 30, 2017 and 2016, the Company's effective tax rate was 30.8% and 28.3%, respectively.  For the six months ended June 30, 2017 and 2016, the Company's effective tax rate was 28.9% and 26.9%, respectively.  These effective rates were lower than the statutory federal tax rate of 35%, due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans which reduced the Company's effective tax rate.  In future periods, the Company expects its effective tax rate typically will be 26-28% of pre-tax net income, assuming it continues to maintain or increase its use of investment tax credits and maintain or increase its pre-tax net income. The Company's effective tax rate may fluctuate as it is impacted by the level and timing of the Company's utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pre-tax income.  The Company's effective tax rate was higher than its typical effective tax rate in the 2016 and 2017 three-month periods due to increased net income due to the gain on termination of the loss sharing agreements for the Inter Savings Bank FDIC-assisted transaction (2017) and gains on the sales of investments (2016).

CAPITAL

As of June 30, 2017, total stockholders' equity and common stockholders' equity were $453.6 million (10.2% of total assets), equivalent to a book value of $32.32 per common share.  Total stockholders' equity and common stockholders' equity at December 31, 2016, were $429.8 million (9.4% of total assets), equivalent to a book value of $30.77 per common share.  At June 30, 2017, the Company's tangible common equity to tangible assets ratio was 10.0%, compared to 9.2% at December 31, 2016.

On a preliminary basis, as of June 30, 2017, the Company's Tier 1 Leverage Ratio was 10.5%, Common Equity Tier 1 Capital Ratio was 10.4%, Tier 1 Capital Ratio was 10.9%, and Total Capital Ratio was 13.6%.  On June 30, 2017, and on a preliminary basis, the Bank's Tier 1 Leverage Ratio was 11.3%, Common Equity Tier 1 Capital Ratio was 11.8%, Tier 1 Capital Ratio was 11.8%, and Total Capital Ratio was 12.7%.

LOANS

Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $126.9 million, or 3.1%, from December 31, 2016, to June 30, 2017.  This increase was primarily in construction loans ($168 million), commercial real estate loans ($32 million) and other residential (multi-family) real estate loans ($21 million).  These increases were partially offset by decreases in consumer loans ($69 million) and one- to four-family residential loans ($24 million).  The FDIC-acquired loan portfolios had net decreases totaling $40.0 million during the six months ended June 30, 2017.

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	June 30, 2017	March 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
Closed loans with unused available lines
Secured by real estate (one- to four-family)	$129,894	$127,527	$123,433	$105,390	$92,286
Secured by real estate (not one- to four-family)	17,486	22,234	26,062	21,857	23,909
Not secured by real estate - commercial business	99,680	93,541	79,937	63,865	63,381

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	8,767	8,419	10,047	14,242	17,564
Secured by real estate (not one-to four-family)	604,999	583,396	542,326	385,969	356,913

Loan Commitments not closed
Secured by real estate (one-to four-family)	18,769	20,252	15,884	13,411	12,700
Secured by real estate (not one-to four-family)	149,317	61,543	119,126	120,817	54,643
Not secured by real estate - commercial business	10,244	4,558	7,022	—	—

	$1,039,156	$921,470	$923,837	$725,551	$621,396

For further information about the Company's loan portfolio, please see the quarterly loan portfolio presentation available on the Company's Investor Relations website under "Presentations".

LOSS SHARING AGREEMENTS

On June 9, 2017, Great Southern Bank executed an agreement with the FDIC to terminate the loss sharing agreements for Inter Savings Bank, effective immediately.  The agreement required the FDIC to pay $15.0 million to settle all outstanding items related to the terminated loss sharing agreements.  As a result of entering into the agreement, assets that were covered by the terminated loss sharing agreements, including covered loans in the amount of $138.8 million and covered other real estate owned in the amount of $2.9 million as of March 31, 2017, were reclassified as non-covered assets effective June 9, 2017.  On the date of the termination, the indemnification asset balances, certain other receivables from the FDIC and the Bank's clawback liability due to the FDIC related to Inter Savings Bank, which totaled $7.3 million, became $-0- as a result of the receipt of funds from the FDIC as outlined in the termination agreement.  There will be no future effects on non-interest income (expense) related to adjustments or amortization of the indemnification asset and the related clawback liability for Inter Savings Bank.  The remaining accretable yield adjustments that affect interest income are not changed by this transaction and continue to be recognized for all of the Bank's FDIC-assisted transactions in the same manner as they have been previously.

The termination of the loss sharing agreements for the Inter Savings Bank transaction has no impact on the yields for the loans that were previously covered under this agreement. All future recoveries, gains, losses and expenses related to these previously covered assets will now be recognized entirely by Great Southern Bank since the FDIC will no longer be sharing in such gains or losses. Accordingly, the Company's future earnings will be positively impacted to the extent the Company recognizes gains on any sales or recoveries in excess of the carrying value of such assets. Similarly, the Company's future earnings will be negatively impacted to the extent the Company recognizes expenses, losses or charge-offs related to such assets.  At June 9, 2017, the Company had discounts related to the Inter Savings Bank loan pools totaling approximately $14.0 million which are available to absorb charge-offs.  Any future charge-offs exceeding that aggregate amount would impact the Company's allowance for loan losses.

This agreement terminates the last outstanding loss sharing agreements related to the Bank's four FDIC-assisted acquisitions from 2009 through 2012. In April 2016, the Company executed an agreement with the FDIC to terminate loss sharing agreements related to the FDIC-assisted acquisitions of TeamBank, Vantus Bank and Sun Security Bank.  More information about that termination agreement can be found in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  The levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended June 30, 2017, decreased $350,000 to $2.0 million when compared with the quarter ended June 30, 2016.  At June 30, 2017 and December 31, 2016, the allowance for loan losses was $36.5 million and $37.4 million, respectively.  Total net charge-offs were $2.4 million and $1.2 million for the quarters ended June 30, 2017 and 2016, respectively.  During the quarter ended June 30, 2017, net charge-offs of $1.0 million related to one commercial relationship and net charge-offs of $1.2 million related to the consumer auto category.  Total net charge-offs were $5.1 million and $4.4 million for the six months ended June 30, 2017 and 2016, respectively.  During the six months ended June 30, 2017, $3.0 million of the $5.1 million of net charge-offs were in the consumer auto category.  In response to a more challenging consumer credit environment, the Company tightened its underwriting guidelines on automobile lending in the latter part of 2016.  Management took this step in an effort to improve credit quality in the portfolio and lower delinquencies and charge-offs.  This action also resulted in a lower level of origination volume and, as such, the outstanding balance of the Company's automobile loans declined approximately $70 million in the six months ended June 30, 2017.  We expect to see further declines in the automobile loan totals through the balance of 2017 as well.  General market conditions and unique circumstances related to individual borrowers and projects contributed to the level of provisions and charge-offs.  As assets were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

In June 2017, the loss sharing agreements for Inter Savings Bank were terminated.  In April 2016, the loss sharing agreements for Team Bank, Vantus Bank and Sun Security Bank were terminated.  Loans acquired from the FDIC related to Valley Bank did not have a loss sharing agreement.  All acquired loans were grouped into pools based on common characteristics and were recorded at their estimated fair values, which incorporated estimated credit losses at the acquisition date.  These loan pools are systematically reviewed by the Company to determine the risk of losses that may exceed those identified at the time of the acquisition.  Techniques used in determining risk of loss are similar to those used to determine the risk of loss for the legacy Great Southern Bank portfolio, with most focus being placed on those loan pools which include the larger loan relationships and those loan pools which exhibit higher risk characteristics.  Review of the acquired loan portfolio also includes meetings with customers, review of financial information and collateral valuations to determine if any additional losses are apparent.

The Bank's allowance for loan losses as a percentage of total loans, excluding acquired loans that were previously covered by the FDIC loss sharing agreements, was 1.01%, 1.04% and 1.03% at June 30, 2017, December 31, 2016 and March 31, 2017, respectively.  Management considers the allowance for loan losses adequate to cover losses inherent in the Bank's loan portfolio at June 30, 2017, based on recent reviews of the Bank's loan portfolio and current economic conditions. If economic conditions were to deteriorate or management's assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets and potential problem loans, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below as they were subject to loss sharing agreements with the FDIC until those agreements expired, or until early termination occurred.  In addition, these assets were initially recorded at their estimated fair values as of their acquisition dates.  The overall performance of the loan pools acquired in 2009, 2011 and 2012 in FDIC-assisted transactions has been better than original expectations as of the acquisition dates.  Former Valley Bank loans are also excluded from the totals and the discussion of non-performing loans, potential problem loans and foreclosed assets below, although they were not covered by a loss sharing agreement.  Former Valley Bank loans are accounted for in pools and were recorded at their fair value at the time of the acquisition; therefore, these loan pools are analyzed rather than the individual loans.  The performance of the loan pools acquired in the Valley Bank transaction also has been better than expectations at the acquisition date.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding all FDIC-assisted acquired assets, at June 30, 2017 were $35.0 million, a decrease of $4.3 million from $39.3 million at December 31, 2016 and a decrease of $6.0 million from $41.0 million at March 31, 2017.  Non-performing assets, excluding all FDIC-assisted acquired assets, as a percentage of total assets were 0.79% at June 30, 2017, compared to 0.86% at December 31, 2016 and 0.92% at March 31, 2017.

Compared to December 31, 2016, non-performing loans decreased $817,000 to $13.3 million at June 30, 2017, and foreclosed assets decreased $3.5 million to $21.8 million at June 30, 2017.  Compared to March 31, 2017, non-performing loans decreased $2.8 million and foreclosed assets decreased $3.1 million at June 30, 2017.  Non-performing commercial business loans were $5.4 million, or 40.6%, of the total $13.3 million of non-performing loans at June 30, 2017, an increase of $1.0 million from March 31, 2017.  Non-performing consumer loans increased $344,000 in the three months ended June 30, 2017, and were $3.0 million, or 22.9%, of total non-performing loans at June 30, 2017.  Non-performing commercial real estate loans comprised $2.6 million, or 19.3%, of the total non-performing loans at June 30, 2017, a decrease of $360,000 from March 31, 2017.  Non-performing one- to four-family residential loans comprised $1.5 million, or 11.3%, of the total non-performing loans at June 30, 2017, a decrease of $45,000 from March 31, 2017.  Non-performing construction and land development loans comprised $623,000, or 4.7%, of the total non-performing loans at June 30, 2017, a decrease of $3.8 million from March 31, 2017. Two loans in this category were paid off during the quarter, including one loan totaling $3.8 million.

Compared to March 31, 2017 and December 31, 2016, potential problem loans decreased $2.8 million and $4.8 million, respectively, to $2.2 million at June 30, 2017.  The decrease during the quarter was due to $2.0 million in loans transferred to non-performing loans, $1.4 million in payments and $8,000 in charge-offs, partially offset by the addition of $569,000 of loans to potential problem loans.

Activity in the non-performing loans category during the quarter ended June 30, 2017, was as follows:

	Beginning Balance, April 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$381	$—	$—	$—	$—	$—	$(2)	$379
Subdivision construction	107	—	—	—	—	—	(2)	105
Land development	3,919	139	—	—	—	(92)	(3,827)	139
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,547	420	—	(289)	(47)	(10)	(119)	1,502
Other residential	164	—	—	—	—	(2)	—	162
Commercial real estate	2,914	1,457	—	—	—	(1,291)	(526)	2,554
Commercial business	4,351	1,042	—	—	—	—	(5)	5,388
Consumer	2,691	1,367	(84)	(21)	(136)	(343)	(439)	3,035

Total	$16,074	$4,425	$(84)	$(310)	$(183)	$(1,738)	$(4,920)	$13,264

At June 30, 2017, the non-performing commercial business category included nine loans, three of which were added during the current quarter.  One loan totaling $970,000 was transferred from potential problem loans during the quarter and is collateralized by the business assets of an entity in the St. Louis, Mo. area.  The largest loan in this category totaled $2.8 million, or 52.7% of the total category, and is secured by the borrower's interest in a condo project in Branson, Mo.  The Bank's lending involvement with this project dates back to 2005.  This project had experienced some performance difficulties in the past and a new borrower became involved in this project during 2013.  The second largest relationship totaled $1.5 million, or 28.1% of the total category.  This relationship was previously collateralized by commercial real estate which has been foreclosed and subsequently sold.  We are currently pursuing collection efforts against the guarantors of the credit relationship.  The non-performing commercial real estate category included 10 loans, four of which were added in the current quarter.  The largest relationship in this category included two loans and was transferred from potential problem loans during the current quarter, totaled $803,000, or 31.4% of the total category.  The relationship is collateralized by commercial entertainment property and other property in Branson, Mo.  One relationship in this category, which was collateralized by a theatre property in Branson, Mo incurred charge-offs of $1.2 million and received payments of $480,000 during the quarter, which paid off the remaining balance of that loan.  The non-performing consumer category included 245 loans, 109 of which were added during the current quarter, and the majority of which are indirect used automobile loans. The non-performing one- to four-family residential category included 20 loans, eight of which were added during the current quarter.  The non-performing land development category included one loan, which was transferred from potential problem loans during the quarter.  One loan, which is the same relationship as discussed in the commercial real estate category, and was collateralized by land in the Branson, Mo. area had charge-offs of $92,000 and received payments of $3.8 million during the quarter, which paid off the remaining balance of that loan.

Activity in the potential problem loans category during the quarter ended June 30, 2017, was as follows:

	Beginning Balance, April 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	432	—	—	(139)	—	—	(288)	5
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	728	445	—	(131)	—	—	(6)	1,036
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	2,515	—	—	(803)	—	—	(968)	744
Commercial business	1,155	—	—	(970)	—	—	(76)	109
Consumer	216	124	—	(4)	—	(8)	(43)	285

Total	$5,046	$569	$—	$(2,047)	$—	$(8)	$(1,381)	$2,179

At June 30, 2017, the commercial real estate category of potential problem loans included two loans, the largest of which is $668,000, and is collateralized by a commercial building in Springfield, Mo.  $963,000 of the payments in the category related to one relationship, the remainder of which was moved to non-performing loans during the current quarter.  The relationship is collateralized by commercial entertainment property and other property in Branson, Mo.  The one- to four-family residential category of potential problem loans included 14 loans, six of which were added during the current quarter.  The commercial business category of potential problem loans included six loans.  One loan totaling $970,000 was transferred to non-performing loans during the current quarter, and is collateralized by the business assets of an entity in the St. Louis, Mo. area.

Activity in foreclosed assets during the quarter ended June 30, 2017, excluding $4.2 million in foreclosed assets previously covered by FDIC loss sharing agreements, $1.9 million in foreclosed assets related to Valley Bank and not covered by loss sharing agreements, and $2.2 million in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, April 1	Additions	ORE Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, June 30
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	6,313	—	(96)	—	—	6,217
Land development	10,692	—	—	—	(370)	10,322
Commercial construction	—	—	—	—	—	—
One- to four-family residential	1,210	47	(792)	—	—	465
Other residential	810	—	(810)	—	—	—
Commercial real estate	3,210	—	(935)	—	—	2,275
Commercial business	—	—	—	—	—	—
Consumer	2,668	3,373	(3,535)	—	—	2,506

Total	$24,903	$3,420	$(6,168)	$—	$(370)	$21,785

At June 30, 2017, the land development category of foreclosed assets included 20 properties, the largest of which was located in northwest Arkansas and had a balance of $1.4 million, or 13.3% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 37.7% and 34.9% was located in the Branson, Mo. and the northwest Arkansas areas, respectively, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets included 26 properties, the largest of which was located in the Springfield, Mo. metropolitan area and had a balance of $1.2 million, or 19.8% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 29.6% and 19.8% is located in Branson, Mo. and Springfield, Mo., respectively, including the largest property previously mentioned.  The commercial real estate category of foreclosed assets included four properties.  The largest relationship in the commercial real estate category, which was added during the previous year, totaled $1.3 million, or 56.3% of the total category, and is a hotel located in the western United States.  One property in the commercial real estate category totaling $935,000, which was a retail property located in Georgia, was sold during the quarter.  The one-to four-family residential category of foreclosed assets included eight properties, one of which was added during the second quarter of 2017.  Six properties in this category, totaling $792,000, were sold during the second quarter.  The other residential category of foreclosed assets had a zero balance at June 30, 2017.  During the second quarter, four properties, all of which are part of the same condominium community located in Branson, Mo. and had a balance of $810,000 at March 31, 2017, were sold.  The larger amount of additions and sales under consumer loans are due to a higher volume of repossessions of automobiles, which generally are subject to a shorter repossession process.  Compared to previous years, in 2016 and 2017 the Company experienced increased levels of delinquencies and repossessions in consumer loans, primarily indirect used automobile loans.

BUSINESS INITIATIVES

A commercial loan production office opened in April 2017 in downtown Chicago in a leased office at 2 North Riverside Plaza in the West Loop.  In early 2017, a 30-year banking veteran in the Chicago area, Rick Percifield, was hired to manage this office. The Company also operates commercial loan production offices in Tulsa, Okla., and Dallas.

In April 2017, Great Southern entered into a new partnership with Lenexa, Kan.-based BASYS to serve the merchant services needs of the Bank's business customers. In the partnership, BASYS provides all customer support and servicing, while Great Southern is responsible for sales production throughout the Bank's franchise. The Bank has offered merchant services solutions for many years, with the last vendor offering both sales and servicing support to customers. The relationship with BASYS represents a business model change so that Great Southern can manage the sales process with its customers.

In June 2017, Great Southern Bank entered into an agreement with the FDIC that terminated loss sharing agreements related to the Bank's 2012 acquisition of Maple Grove, Minn.-based Inter Savings Bank through an FDIC-assisted transaction. Under the termination agreement, the FDIC paid $15.0 million to the Bank to settle all outstanding items related to the terminated loss sharing agreements.  More information about this termination agreement can be found in the "Loss Sharing Agreements" section of this news release. In April 2016, the Company executed an agreement with the FDIC to terminate loss sharing agreements related to the FDIC-assisted acquisitions of TeamBank, Vantus Bank and Sun Security Bank. More information about that termination agreement can be found in the Company's Form 10-Q for the quarter ended March 31, 2016. All loss sharing agreements related to the Bank's FDIC-assisted acquisitions have now been terminated.

A banking center is currently under construction to replace a nearby leased office in Springfield, Mo. The new banking center at 1320 W. Battlefield will replace a leased office at 1580 W. Battlefield. Expected to be open in the fourth quarter 2017, the new office will offer better access and convenience for customers.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 104 retail banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska and commercial lending offices in Chicago, Dallas and Tulsa, Okla. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) non-interest expense reductions from Great Southern's banking center consolidations might be less than anticipated and the costs of the consolidation and impairment of the value of the affected premises might be greater than expected; (ii) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's  merger and acquisition activities (including the Fifth Third branch acquisition in 2016) might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iii) changes in economic conditions, either nationally or in the Company's market areas; (iv) fluctuations in interest rates; (v) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (vi) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vii) the Company's ability to access cost-effective funding; (viii) fluctuations in real estate values and both residential and commercial real estate market conditions; (ix) demand for loans and deposits in the Company's market areas; (x) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xi) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xii) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers' responses thereto; (xiii) changes in accounting principles, policies or guidelines; (xiv) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xv) results of examinations of the Company and the Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xvi) costs and effects of litigation, including settlements and judgments; and (xvii) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three and six months ended June 30, 2017 and 2016, and the three months ended March 31, 2017, are not necessarily indicative of the results of operations which may be expected for any future period.

	June 30,	December 31,
	2017	2016
Selected Financial Condition Data:	(In thousands)

Total assets	$4,447,095	$4,550,663
Loans receivable, gross	3,814,582	3,802,235
Allowance for loan losses	36,533	37,400
Other real estate owned, net	30,114	32,658
Available-for-sale securities, at fair value	195,144	213,872
Deposits	3,572,645	3,677,230
Total borrowings	396,744	416,786
Total common stockholders' equity	453,550	429,806
Non-performing assets (excluding FDIC-assisted transaction assets)	35,049	39,330

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2017	2016	2017	2016	2017
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$44,744	$45,636	$90,157	$91,382	$45,413
Interest expense	6,843	4,974	13,555	9,602	6,712
Net interest income	37,901	40,662	76,602	81,780	38,701
Provision for loan losses	1,950	2,300	4,200	4,401	2,250
Non-interest income	15,800	8,916	23,496	13,890	7,698
Non-interest expense	28,371	29,807	56,941	60,726	28,573
Provision for income taxes	7,204	4,937	11,262	8,216	4,058
Net income and net income available to common shareholders	$16,176	$12,534	$27,695	$22,327	$11,518

	At or For the Three Months Ended		At or For the Six Months Ended		At or For the Three Months Ended
	June 30,		June 30,		March 31,
	2017	2016	2017	2016	2017
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$1.14	$0.89	$1.95	$1.59	$0.81
Book value	$32.32	$29.79	$32.32	$29.79	$31.40

Earnings Performance Ratios:
Annualized return on average assets	1.45%	1.16%	1.24%	1.04%	1.03%
Annualized return on average common stockholders' equity	14.37%	12.15%	12.46%	10.92%	10.50%
Net interest margin	3.68%	4.10%	3.73%	4.18%	3.78%
Average interest rate spread	3.53%	3.99%	3.58%	4.08%	3.63%
Efficiency ratio	52.83%	60.12%	56.89%	63.47%	61.58%
Non-interest expense to average total assets	2.55%	2.75%	2.55%	2.84%	2.55%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered/previously covered loans)	1.01%	1.10%	1.01%	1.10%	1.03%
Non-performing assets to period-end assets	0.79%	0.77%	0.79%	0.77%	0.92%
Non-performing loans to period-end loans	0.35%	0.16%	0.35%	0.16%	0.43%
Annualized net charge-offs to average loans	0.27%	0.14%	0.28%	0.27%	0.30%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	June 30, 2017	December 31, 2016
Assets
Cash	$119,911	$120,203
Interest-bearing deposits in other financial institutions	92,594	159,566
Cash and cash equivalents	212,505	279,769

Available-for-sale securities	195,144	213,872
Held-to-maturity securities	130	247
Mortgage loans held for sale	8,178	16,445
Loans receivable (1), net of allowance for loan losses of $36,533 – June 2017; $37,400 - December 2016	3,772,816	3,759,966
FDIC indemnification asset	—	13,145
Interest receivable	10,818	11,875
Prepaid expenses and other assets	44,184	45,649
Other real estate owned (2), net	30,114	32,658
Premises and equipment, net	138,045	140,596
Goodwill and other intangible assets	11,675	12,500
Federal Home Loan Bank stock	12,842	13,034
Current and deferred income taxes	10,644	10,907

Total Assets	$4,447,095	$4,550,663

Liabilities and Stockholders' Equity
Liabilities
Deposits	$3,572,645	$3,677,230
Federal Home Loan Bank advances	—	31,452
Securities sold under reverse repurchase agreements with customers	111,992	113,700
Short-term borrowings	185,365	172,323
Subordinated debentures issued to capital trust	25,774	25,774
Subordinated notes	73,613	73,537
Accrued interest payable	2,587	2,723
Advances from borrowers for taxes and insurance	7,878	4,643
Accounts payable and accrued expenses	13,691	19,475
Total Liabilities	3,993,545	4,120,857

Stockholders' Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding June 2017 and December 2016 – -0- shares	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2017 – 14,034,653 shares; December 2016 – 13,968,386 shares	140	140
Additional paid-in capital	27,128	25,942
Retained earnings	424,264	402,166
Accumulated other comprehensive gain	2,018	1,558
Total Stockholders' Equity	453,550	429,806

Total Liabilities and Stockholders' Equity	$4,447,095	$4,550,663

(1)
At June 30, 2017, December 31, 2016 and March 31, 2017, includes loans, net of discounts, totaling $-0-, $134.4 million and $123.9 million, respectively, which were subject to FDIC support through loss sharing agreements.  At June 30, 2017, December 31, 2016 and March 31, 2017, respectively, also includes $177.8 million, $72.6 million and $67.1 million of loans, net of discounts, acquired in FDIC-assisted transactions for which the loss sharing agreements were terminated, or loss sharing agreements had already expired.  In addition, as of June 30, 2017, December 31, 2016, and March 31, 2017, includes $65.4 million, $76.2 million and $68.0 million,  respectively, of loans, net of discounts, acquired in the Valley Bank transaction which are not covered by an FDIC loss sharing agreement.

(2)
At June 30, 2017, December 31, 2016, and March 31, 2017 includes foreclosed assets, net of discounts, totaling $-0- million, $1.4 million, and $2.9 million respectively, which were subject to FDIC support through loss sharing agreements. At June 30, 2017, December 31, 2016 and March 31, 2017, respectively, also includes $4.2 million, $316,000 and $351,000 of foreclosed assets, net of discounts, acquired in FDIC-assisted transactions, for which the loss sharing agreements were terminated.  At June 30, 2017, December 31, 2016, and March 31, 2017, includes $1.9 million, $2.0 million, and $2.3 million, respectively, net of discounts, of foreclosed assets related to the Valley Bank transaction, which are not covered by FDIC loss sharing agreements.  In addition, at June 30, 2017, December 31, 2016, and March 31, 2017, includes $2.2 million and $3.7 million, and $2.2 million, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2017	2016	2017	2016	2017
Interest Income
Loans	$43,166	$44,078	$86,910	$88,125	$43,744
Investment securities and other	1,578	1,558	3,247	3,257	1,669
	44,744	45,636	90,157	91,382	45,413
Interest Expense
Deposits	5,004	4,121	9,969	8,056	4,964
Federal Home Loan Bank advances	244	257	499	696	255
Short-term borrowings and repurchase agreements	318	406	544	487	226
Subordinated debentures issued to capital trust	252	190	493	363	242
Subordinated notes	1,025	—	2,050	—	1,025
	6,843	4,974	13,555	9,602	6,712

Net Interest Income	37,901	40,662	76,602	81,780	38,701
Provision for Loan Losses	1,950	2,300	4,200	4,401	2,250
Net Interest Income After Provision for Loan Losses	35,951	38,362	72,402	77,379	36,451

Noninterest Income
Commissions	306	215	572	518	266
Service charges and ATM fees	5,394	5,374	10,662	10,653	5,268
Net gains on loan sales	752	1,012	1,624	1,845	872
Net realized gains on sales of available-for-sale securities	—	2,735	—	2,738	—
Late charges and fees on loans	608	302	1,486	879	878
Net change in interest rate swap fair value	(20)	(75)	(13)	(237)	7
Accretion (amortization) of income related to business acquisitions	7,708	(1,578)	7,219	(4,872)	(489)
Other income	1,052	931	1,946	2,366	896
	15,800	8,916	23,496	13,890	7,698

Noninterest Expense
Salaries and employee benefits	14,498	15,246	29,831	30,610	15,333
Net occupancy expense	6,025	6,379	12,341	13,221	6,316
Postage	874	957	1,807	1,958	933
Insurance	747	1,031	1,545	1,983	798
Advertising	656	522	1,069	963	413
Office supplies and printing	233	395	930	860	697
Telephone	789	904	1,599	1,826	810
Legal, audit and other professional fees	1,061	811	1,381	1,652	320
Expense on foreclosed assets	677	874	1,251	1,785	575
Partnership tax credit	217	420	495	840	278
Acquired deposit intangible asset amortization	412	490	825	1,033	412
Other operating expenses	2,182	1,778	3,867	3,995	1,688
	28,371	29,807	56,941	60,726	28,573

Income Before Income Taxes	23,380	17,471	38,957	30,543	15,576
Provision for Income Taxes	7,204	4,937	11,262	8,216	4,058

Net Income and Net Income Available to Common Shareholders	$16,176	$12,534	$27,695	$22,327	$11,518

Earnings Per Common Share
Basic	$1.15	$0.90	$1.98	$1.61	$0.82
Diluted	$1.14	$0.89	$1.95	$1.59	$0.81

Dividends Declared Per Common Share	$0.24	$0.22	$0.46	$0.44	$0.22

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Net fees included in interest income were $0.5 million and $1.0 million for the three months ended June 30, 2017 and 2016, respectively.  Net fees included in interest income were $1.7 million and $2.2 million for the six months ended June 30, 2017 and 2016, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	June 30, 2017(1)	Three Months Ended June 30, 2017			Three Months Ended June 30, 2016
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.20%	$461,321	$5,528	4.81%	$558,805	$7,384	5.31%
Other residential	4.32	690,405	7,717	4.48	460,059	5,402	4.72
Commercial real estate	4.34	1,247,830	13,556	4.36	1,116,450	13,149	4.74
Construction	4.14	422,683	4,756	4.51	441,336	4,882	4.45
Commercial business	4.57	293,411	3,566	4.87	321,314	4,159	5.21
Other loans	6.03	652,293	7,630	4.69	692,381	8,511	4.94
Industrial revenue bonds	5.31	26,144	413	6.33	37,517	591	6.34

Total loans receivable	4.68	3,794,087	43,166	4.56	3,627,862	44,078	4.89

Investment securities	3.17	211,944	1,327	2.51	264,310	1,445	2.20
Other interest-earning assets	1.17	120,125	251	0.84	98,570	113	0.46

Total interest-earning assets	4.52	4,126,156	44,744	4.35	3,990,742	45,636	4.60
Non-interest-earning assets:
Cash and cash equivalents		108,131			107,036
Other non-earning assets		217,764			239,630
Total assets		$4,452,051			$4,337,408

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.29	$1,569,069	1,137	0.29	$1,507,079	958	0.26
Time deposits	1.09	1,419,996	3,867	1.09	1,302,160	3,163	0.98
Total deposits	0.67	2,989,065	5,004	0.67	2,809,239	4,121	0.59
Short-term borrowings and repurchase agreements	0.03	234,655	318	0.54	428,840	406	0.38
Subordinated debentures issued to capital trust	2.77	25,774	252	3.92	25,774	190	2.96
Subordinated notes	5.57	73,594	1,025	5.59	—	—	—
FHLB advances	0.00	30,378	244	3.22	31,509	257	3.28

Total interest-bearing liabilities	0.81	3,353,466	6,843	0.82	3,295,362	4,974	0.61
Non-interest-bearing liabilities:
Demand deposits		621,429			602,551
Other liabilities		26,984			26,797
Total liabilities		4,001,879			3,924,710
Stockholders' equity		450,172			412,698
Total liabilities and stockholders' equity		$4,452,051			$4,337,408

Net interest income:
Interest rate spread	3.71%		$37,901	3.53%		$40,662	3.99%
Net interest margin*				3.68%			4.10%
Average interest-earning assets to average interest-bearing liabilities		123.0%			121.1%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)
The yield on loans at June 30, 2017, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See "Net Interest Income" for a discussion of the effect on results of operations for the three months ended June 30, 2017.

	June 30, 2017(1)	Six Months Ended June 30, 2017			Six Months Ended June 30, 2016
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.20%	$472,667	$11,624	4.96%	$547,823	$14,988	5.50%
Other residential	4.32	684,965	15,243	4.49	451,044	11,078	4.94
Commercial real estate	4.34	1,232,317	27,085	4.43	1,097,385	25,761	4.72
Construction	4.14	412,200	9,132	4.47	426,926	9,709	4.57
Commercial business	4.57	293,984	7,380	5.06	320,901	8,437	5.29
Other loans	6.03	670,642	15,660	4.71	679,225	16,999	5.03
Industrial revenue bonds	5.31	26,752	786	5.92	38,790	1,153	5.98

Total loans receivable	4.68	3,793,527	86,910	4.62	3,562,094	88,125	4.98

Investment securities	3.17	216,130	2,742	2.56	268,363	3,005	2.25
Other interest-earning assets	1.17	129,826	505	0.78	104,107	252	0.49

Total interest-earning assets	4.52	4,139,483	90,157	4.39	3,934,564	91,382	4.67
Non-interest-earning assets:
Cash and cash equivalents		107,974			105,477
Other non-earning assets		221,130			241,855
Total assets		$4,468,587			$4,281,896

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.29	$1,562,247	2,232	0.29	$1,490,591	1,863	0.25
Time deposits	1.09	1,453,943	7,737	1.07	1,310,797	6,193	0.95
Total deposits	0.67	3,016,190	9,969	0.67	2,801,388	8,056	0.58
Short-term borrowings and repurchase agreements	0.03	236,076	544	0.46	316,873	487	0.31
Subordinated debentures issued to capital trust	2.77	25,774	493	3.86	25,774	363	2.83
Subordinated notes	5.57	73,573	2,050	5.62	—	—	—
FHLB advances	0.00	30,905	499	3.26	105,581	696	1.33

Total interest-bearing liabilities	0.81	3,382,518	13,555	0.81	3,249,616	9,602	0.59
Non-interest-bearing liabilities:
Demand deposits		614,827			596,074
Other liabilities		26,710			27,148
Total liabilities		4,024,055			3,872,838
Stockholders' equity		444,532			409,058
Total liabilities and stockholders' equity		$4,468,587			$4,281,896

Net interest income:
Interest rate spread	3.71%		$76,602	3.58%		$81,780	4.08%
Net interest margin*				3.73%			4.18%
Average interest-earning assets to average interest-bearing liabilities		122.4%			121.1%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)
The yield on loans at June 30, 2017, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See "Net Interest Income" for a discussion of the effect on results of operations for the six months ended June 30, 2017.

NON-GAAP FINANCIAL MEASURES
This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures include core net interest income, core net interest margin and tangible common equity to tangible assets ratio.
We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that the core net interest income and core net interest margin are useful in assessing the Company's core performance and trends, in light of the fluctuations that can occur related to updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions.
In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets.  Management believes that the presentation of these measures excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as they provide a method to assess management's success in utilizing our tangible capital as well as our capital strength.  Management also believes that providing measures that exclude balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers.  In addition, management believes that these are standard financial measures used in the banking industry to evaluate performance.
These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation:  Core Net Interest Income and Core Net Interest Margin

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2017		2016		2017		2016
	(Dollars in thousands)				(Dollars in thousands)
Reported net interest income / margin	$37,901	3.68%	$40,662	4.10%	$76,602	3.73%	$81,780	4.18%
Less: Impact of loss share adjustments	1,282	0.12	3,858	0.39	3,262	0.16	9,240	0.47
Core net interest income / margin	$36,619	3.56%	$36,804	3.71%	$73,340	3.57%	$72,540	3.71%

Non-GAAP Reconciliation:  Ratio of Tangible Common Equity to Tangible Assets

	June 30,	December 31,
	2017	2016
	(Dollars in thousands)
Common equity at period end	$453,550	$429,806
Less: Intangible assets at period end	11,675	12,500
Tangible common equity at period end (a)	$441,875	$417,306

Total assets at period end	$4,447,095	$4,550,663
Less: Intangible assets at period end	11,675	12,500
Tangible assets at period end (b)	$4,435,420	$4,538,163

Tangible common equity to tangible assets (a) / (b)	9.96%	9.20%